Exhibit 99.1

Contacts: Rick Bierly Chief Financial Officer (415) 543-3470	Anne Bowdidge Sr. Director, Investor Relations (650) 218-6900

MEDIVATION REPORTS THIRD QUARTER FINANCIAL RESULTS

AND PROVIDES CORPORATE UPDATE

— Third Quarter Collaboration Revenue Increased 234% year-on-year to $200.5 million;

Net Income was $78.0 million, or $0.96 per diluted share —

— Conference Call Today at 4:30 p.m. Eastern Time —

San Francisco, CA – November 6, 2014 – Medivation, Inc. (Nasdaq: MDVN) today reported its financial results for the third quarter ended September 30, 2014. U.S. net sales of XTANDI® (enzalutamide) capsules for the quarter, as reported by Astellas Pharma Inc., were $181.4 million (+67% vs. prior year). Ex-U.S. net sales of XTANDI for the quarter, as reported by Astellas, were $119.6 million.

Medivation’s collaboration revenue was $200.5 million for the third quarter of 2014 (+234% vs. prior year). Medivation reported net income of $78.0 million, or $0.96 per diluted share, for the quarter ended September 30, 2014, compared with a net loss of $13.3 million, or $0.18 per diluted share, for the same period in 2013. Collaboration revenue and net income were positively impacted by a $90 million development milestone earned in the most recent quarter.

“We continue to be pleased with the strong commercial performance of XTANDI. With the new indication XTANDI has been granted in the U.S., we are excited about the potential for XTANDI to impact the lives of many more men with metastatic castration-resistant prostate cancer,” said David Hung, M.D., president and chief executive officer of Medivation. “Our recent license agreement for pidilizumab further diversifies our portfolio and will help Medivation drive development of the next generation of anti-cancer therapies.”

Medivation collaboration revenue consists of three components: collaboration revenue related to U.S. XTANDI net sales, collaboration revenue related to ex-U.S. XTANDI net sales, and collaboration revenue related to upfront and milestone payments.

•	Medivation’s collaboration revenue related to U.S. net sales of XTANDI for the third quarter of 2014 was $90.7 million compared with $54.2 million for the same period in 2013 (+67%). On September 10, 2014, the U.S. Food and Drug Administration (FDA) approved a new indication for the use of XTANDI to treat patients with metastatic castration-resistant prostate cancer (CRPC). XTANDI was initially approved by the FDA on August 31, 2012 for the treatment of patients with metastatic CRPC who have previously received docetaxel.

•	Medivation’s collaboration revenue related to ex-U.S. net sales of XTANDI for the third quarter of 2014 was $15.5 million compared with $1.6 million for the same period in 2013. XTANDI is approved in over 45 countries for the treatment of patients with metastatic CRPC who have previously received docetaxel. XTANDI was granted marketing authorization for this initial indication in the European Union in June 2013 and Japan in March 2014.

•	Medivation’s collaboration revenue related to upfront and milestone payments for the third quarter of 2014 were $94.2 million, compared with $4.2 million for the same period in 2013. The third quarter of 2014 included a $90.0 million milestone payment earned and due from Astellas related to the September FDA approval in the U.S.

Total operating expenses for the quarter ended September 30, 2014 were $108.6 million, compared with total operating expenses of $68.0 million for the same period in 2013 (+60%). Operating expense includes non-cash stock-based compensation expense of $12.0 million in the quarter ended September 30, 2014, compared with $9.2 million for the same period in 2013. The third quarter 2014 operating expense included higher expense for the expanded sales force and launch activities around the new indication as well as a $9.0 million payment due to UCLA, representing ten percent of the development milestone payment earned in the quarter, and $6.4 million additional expense related to a recent government ruling impacting timing of recognition of the Branded Prescription Drug Fee.

At September 30, 2014, cash and cash equivalents totaled $321.1 million, compared with $228.8 million at December 31, 2013. In addition, the receivable from Astellas, our collaboration partner, was $208.1 million, compared with $107.2 million in December 2013.

2014 Financial Outlook

Medivation’s full year 2014 guidance is as follows:

•	U.S. net sales of XTANDI, as reported by Astellas, are expected to be at the high end or just above the previously-guided range between $600 million and $640 million.

•	Total collaboration revenue is expected to be at the high end or just above the previously-guided range between $615 million and $640 million, which includes collaboration revenue related to U.S. net sales of XTANDI that is expected to be at the high end or just above the previously-guided range between $300 million and $320 million, and collaboration revenue related to upfront and milestone payments of approximately $279 million.

•	Total operating expenses, net of cost-sharing payments from Astellas, are expected to be in the lower half of the previously-guided range between $400 million and $430 million, approximately $45 million to $50 million of which consists of non-cash stock-based compensation expense. SG&A expenses are expected to represent just over half of full year operating expenses.

Third Quarter and Recent Highlights:

•	The U.S. FDA approved a new indication for the use of XTANDI to treat patients with metastatic CRPC on September 10, 2014. This new approved use follows a priority review of the supplemental New Drug Application that was based on results of the Phase 3 PREVAIL trial. The approval of this new indication for XTANDI triggers a $90 million milestone payment to Medivation under the collaboration agreement with Astellas.

•	The Committee for Medicinal Products for Human Use of the European Medicines Agency adopted a positive opinion for XTANDI on October 24, 2014, recommending a variation to amend the European Marketing Authorisation. The positive opinion relates to the use of enzalutamide for the treatment of adult men with metastatic CRPC who are asymptomatic or mildly symptomatic after failure of androgen-deprivation therapy in whom chemotherapy is not yet clinically indicated.

•	In October 2014 in Japan, the item “Precautions relating to indications” of the package insert has been revised based on results of the PREVAIL trial, which means the sentence, “The efficacy and safety of the drug have not been established in patients with prostate cancer who have not received chemotherapy”, has been deleted. The revision of this item of the XTANDI package insert triggers a $45 million milestone payment to Medivation under the collaboration agreement with Astellas.

•	Announced plans to initiate a global Phase 3 trial evaluating the safety and efficacy of enzalutamide in approximately 1,860 patients with high-risk, hormone sensitive, non-metastatic prostate cancer that has biochemically recurred (rising prostate-specific antigen, or PSA level) following surgery and/or radiation. This trial will determine if enzalutamide can delay or prevent the development of metastatic prostate cancer in high-risk men with a rapidly rising PSA. The primary endpoint of the trial is metastasis-free survival.

•	Licensed exclusive worldwide rights to CureTech, Ltd.’s late-stage clinical molecule pidilizumab (CT-011), an immune modulatory anti PD-1 monoclonal antibody. Under the license agreement, Medivation will be responsible for all development, regulatory, and commercialization activities for pidilizumab for all indications, including oncology.

Conference Call Information

To participate by telephone in today’s live call beginning at 4:30 p.m. Eastern Time, please call 877-303-2523 from the U.S. or +1-253-237-1755 internationally. Individuals may access the live audio webcast by visiting http://investors.medivation.com/events.cfm. A replay of the webcast will be available on the Company’s website for a limited time following the live event.

Enzalutamide Mechanism of Action

Enzalutamide is an androgen receptor inhibitor that acts on three different steps in the androgen receptor signaling pathway.

About XTANDI® (enzalutamide) capsules

XTANDI was initially approved by the Food and Drug Administration (FDA) on August 31, 2012 for the treatment of patients with metastatic CRPC who have previously received docetaxel. On September 10, 2014, the FDA approved a new indication for XTANDI for the treatment of patients with metastatic CRPC.

Important Safety Information

Contraindications: XTANDI (enzalutamide) capsules can cause fetal harm when administered to a pregnant woman based on its mechanism of action and findings in animals. XTANDI is not indicated for use in women. XTANDI is contraindicated in women who are or may become pregnant.

Warnings and Precautions: In Study 1, conducted in patients with metastatic castration-resistant prostate cancer (CRPC) who previously received docetaxel, seizure occurred in 0.9% of patients who were treated with XTANDI and 0% treated with placebo. In Study 2, conducted in patients with chemotherapy-naïve metastatic CRPC, seizure occurred in 0.1% of patients who were treated with XTANDI and 0.1% treated with placebo. Patients experiencing a seizure were permanently discontinued from therapy and all seizure events resolved. There is no clinical trial experience re-administering XTANDI to patients who experienced a seizure, and limited clinical trial experience in patients with predisposing factors for seizure. Study 1 excluded the use of concomitant medications that may lower threshold, whereas Study 2 permitted the use of these medications. Because of the risk of seizure associated with XTANDI use, patients should be advised of the risk of engaging in any activity during which sudden loss of consciousness could cause serious harm to themselves or others. Permanently discontinue XTANDI in patients who develop a seizure during treatment.

Adverse Reactions: The most common adverse reactions (≥ 10%) reported from the two combined clinical trials that occurred more commonly (≥ 2% over placebo) in the XTANDI-treated patients were asthenia/fatigue, back pain, decreased appetite, constipation, arthralgia, diarrhea, hot flush, upper respiratory tract infection, peripheral edema, dyspnea, musculoskeletal pain, weight decreased, headache, hypertension, and dizziness/vertigo.

Other Adverse Reactions include:

•

Laboratory Abnormalities: In the two studies, Grade 1-4 neutropenia occurred in 15% of patients treated with XTANDI (1% Grade 3-4) and in 6% of patients treated with placebo (0.5% Grade 3-4). The incidence of Grade 1-4 thrombocytopenia was 6% of patients treated with XTANDI (0.3% Grade 3-4) and 5% of patients on placebo (0.5% Grade 3-4). Grade 1-4 elevations in ALT occurred in 10% of patients treated with XTANDI (0.2% Grade 3-4) and 16% of patients treated with placebo (0.2% Grade 3-4). Grade 1-4 elevations in bilirubin occurred in 3% of patients treated with XTANDI (0.1% Grade 3-4) and 2% of patients treated with placebo (no Grade 3-4).

•	Infections: In Study 1, 1% of XTANDI versus 0.3% of placebo patients and in Study 2, 1 patient in each treatment group (0.1%) had an infection resulting in death.

•	Falls: In the two studies, falls including fall-related injuries occurred in 9% of XTANDI patients vs 4% treated with placebo. Falls were not associated with loss of consciousness or seizure. Fall-related injuries were more severe in XTANDI patients and included non-pathologic fractures, joint injuries, and hematomas.

•	Hypertension: In the two studies, hypertension was reported in 11% of patients receiving XTANDI and 4% of patients receiving placebo. No patients experienced hypertensive crisis. Medical history of hypertension was balanced between arms. Hypertension led to study discontinuation in < 1% of XTANDI or placebo treated patients.

Drug Interactions:

•	Effect of Other Drugs on XTANDI - Administration of strong CYP2C8 inhibitors can increase the plasma exposure to XTANDI. Co-administration of XTANDI with strong CYP2C8 inhibitors should be avoided if possible. If co-administration of XTANDI cannot be avoided, reduce the dose of XTANDI. Co-administration of XTANDI with strong or moderate CYP3A4 and CYP2C8 inducers may alter the plasma exposure of XTANDI and should be avoided if possible.

•	Effect of XTANDI on Other Drugs -XTANDI is a strong CYP3A4 inducer and a moderate CYP2C9 and CYP2C19 inducer in humans. Avoid CYP3A4, CYP2C9 and CYP2C19 substrates with a narrow therapeutic index, as XTANDI may decrease the plasma exposures of these drugs. If XTANDI is co-administered with warfarin (CYP2C9 substrate), conduct additional INR monitoring.

For Full Prescribing Information for XTANDI (enzalutamide) capsules, please visit www.XtandiHCP.com/PI

About Medivation Inc.

Medivation, Inc. is a biopharmaceutical company focused on the rapid development of medically innovative therapies to treat serious diseases for which there are limited treatment options. Medivation aims to transform the treatment of these diseases and offer hope to critically ill patients and their families. For more information, please visit us at http://www.medivation.com.

Forward-Looking Statements

The statements in this press release under the caption “2014 Financial Outlook” and with respect to potential future drug development activities, regulatory developments and clinical trial enrollment are forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws. Forward-looking statements involve risks and uncertainties that could cause Medivation’s actual results to differ significantly from those projected, including, without limitation: risks related to the timing, progress and results of Medivation’s clinical trials, including the risk that adverse clinical trial results could alone or together with other factors result in the delay or discontinuation of the commercialization of XTANDI or some or all of Medivation’s product development activities; Medivation’s dependence on the efforts of and funding by Astellas for the development and commercialization of XTANDI; the risk of unanticipated expenditures or liabilities; and other risks detailed in Medivation’s filings with the Securities and Exchange Commission, or SEC, including its quarterly report on Form 10-Q for the quarter ended September 30, 2014, which is expected to be filed on November 6, 2014 with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Medivation disclaims any obligation or undertaking to update, supplement or revise any forward-looking statements contained in this press release.

MEDIVATION, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

(unaudited)

	September 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$321,053	$228,788
Receivable from collaboration partner	208,090	107,210
Prepaid expenses and other current assets	20,918	17,981
Restricted cash	410	—

Total current assets	550,471	353,979
Property and equipment, net	41,075	17,035
Restricted cash	11,562	9,899
Other non-current assets	15,076	11,737

Total assets	$618,184	$392,650

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$109,060	$78,758
Deferred revenue	4,233	16,931
Current portion of build-to-suit lease obligation	781	—

Total current liabilities	114,074	95,689
Convertible Notes, net of unamortized discount of $40,187 and $50,336 at September 30, 2014, and December 31, 2013, respectively	218,555	208,414
Build-to-suit lease obligation, excluding current portion	18,249	—
Other non-current liabilities	18,060	11,600

Total liabilities	368,938	315,703
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 170,000,000 shares authorized; 77,567,195 and 75,803,020 shares issued and outstanding at September 30, 2014, and December 31, 2013, respectively	776	758
Additional paid-in capital	470,384	410,350
Accumulated deficit	(221,914)	(334,161)

Total stockholders’ equity	249,246	76,947

Total liabilities and stockholders’ equity	$618,184	$392,650

MEDIVATION, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Collaboration revenue	$200,478	$60,027	$435,757	$176,330
Operating expenses:
Research and development expenses	45,430	28,737	131,693	81,850
Selling, general and administrative expenses	63,165	39,288	165,695	124,746

Total operating expenses	108,595	68,025	297,388	206,596

Income (loss) from operations	91,883	(7,998)	138,369	(30,266)
Other income (expense), net:
Interest expense	(5,535)	(5,165)	(16,101)	(15,035)
Interest income	9	40	26	166
Other income (expense), net	55	(132)	(76)	(123)

Total other income (expense), net	(5,471)	(5,257)	(16,151)	(14,992)

Income (loss) before income tax expense	86,412	(13,255)	122,218	(45,258)
Income tax expense	(8,419)	(58)	(9,971)	(123)

Net income (loss)	$77,993	$(13,313)	$112,247	$(45,381)

Basic net income (loss) per common share	$1.01	$(0.18)	$1.46	$(0.60)

Diluted net income (loss) per common share	$0.96	$(0.18)	$1.39	$(0.60)

Weighted average common shares used in the calculation of basic net income (loss) per common share	77,056	75,255	76,629	75,032

Weighted average common shares used in the calculation of diluted net income (loss) per common share	81,223	75,255	80,724	75,032